As filed with the Securities and Exchange Commission on August 17, 2009
Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OLD NATIONAL BANCORP
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	35-1539838 (I.R.S. Employer Identification No.)

1 Main Street
Evansville, Indiana 47708
(812) 464-1291
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

With copies to:

Jeffrey L. Knight, Esq.
Executive Vice President, Corporate Secretary
and Chief Legal Counsel
Old National Bancorp
P.O. Box 718
Evansville, IN 47705
(812) 464-1294
(Name, address, including zip code, of agent for service)	Timothy M. Harden, Esq. Stephan H. Geisler, Esq. Krieg DeVault LLP One Indiana Square, Suite 2800 Indianapolis, Indiana 46204-2079 (317) 636-4341

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price per Share(2)	Offering Price	Fee(3)(4)
Common Stock, no par value	3,349,397.052 shares	$11.44	$38,317,102.27	$2138.10

(1)	The amount of Common Stock registered hereby shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend, or other change in the capitalization of the Registrant.

(2)	Calculated pursuant to Rule 457(c) under the Securities Act of 1933 based on the average high and low prices reported on the New York Stock Exchange on August 14, 2009.

(3)	Pursuant to Rule 457(p) under the Securities Act of 1933, the filing fee of $9,734.36 previously paid with respect to unsold securities registered pursuant to Registration Statements on Form S-3 (Nos. 333-120545 and 333-20083) filed by Old National Bancorp on November 16, 2004 and January 20, 1997, respectively, is being carried forward for application in connection with offerings under this Registration Statement. No additional fee has been paid with respect to this Registration Statement.

(4)	The number of shares Common Stock previously issued under prior registration statements is 150,602.948; however, for purposes of calculating the registration fee the Registrant has rounded the number of shares to the nearest higher whole share.

Pursuant to the provisions of Rule 429 under the Securities Act of 1933, the prospectus contained herein constitutes a combined prospectus relating also to 3,000,000 shares of unsold common stock Registered pursuant to the Registration Statement on Form S-3 (Registration no. 333-120545) filed with the Securities and Exchange Commission (the “Commission”) on November 16, 2004 and 349,397.052 shares of unsold common stock Registered pursuant to the Registration Statement on Form S-3 (Registration no. 333-20083) filed with the Commission on January 20, 1997. In the event that any of such previously Registered securities are offered prior to the effective date of this Registration Statement, the amount of such securities will not be included in any prospectus hereunder. The amount of securities being Registered hereunder, together with the remaining securities previously Registered under Registration Statement nos. 333-120545 and 333-20083, represents the maximum amount of the Registrants’ securities which are expected to be offered for sale. This Registration Statement, which is a new Registration Statement, also constitutes post-effective amendment no. 1 to Registration no. 333-120545 and post-effective amendment no. 3 to Registration Statement no. 333-20083, and such post-effective amendments shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act of 1933. This Registration Statement and the Registration Statements amended hereby are collectively referred to herein as the “Registration Statement.”

PROSPECTUS

OLD NATIONAL BANCORP

AMENDED AND RESTATED
STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN

Our Amended and Restated Stock Purchase and Dividend Reinvestment Plan is a direct stock purchase plan designed to provide our shareholders and other investors with a convenient and economical means to purchase shares of our common stock and to reinvest cash dividends in the purchase of additional shares of common stock. You can participate in the Plan if you own shares of our common stock. If you do not own any shares of our common stock, you can become a participant by making your initial purchase through the Plan with a minimum investment of $500.

We will act as Plan Administrator and will determine whether to buy newly issued shares directly from us or to buy shares in the open market. Except as otherwise provided by the Plan, the price of shares to participants depends upon the source of the shares:

•	if shares are purchased in the open market, the share price initially will be 100% of the average price per share of the shares purchased, including any trading fees.

•	if shares are purchased directly from us, the share price initially will be 100% of the average of the daily high and low sales price of our common stock traded on the New York Stock Exchange for the five trading days immediately preceding the investment date.

We may in the future, at our sole discretion, offer shares for purchase under the Plan at a discount.

This prospectus makes certain amendments to our existing Stock Purchase and Dividend Reinvestment Plan. If you are currently enrolled in our existing Stock Purchase and Dividend Reinvestment Plan, you will be automatically enrolled in the amended Plan.

Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time. If you do not choose to participate in the Plan, you will continue to receive cash dividends, as declared, in the usual manner.

This prospectus relates to 3,349,397.052 shares of our common stock, without par value, to be offered for purchase under the Plan. Our common stock is listed on the New York Stock Exchange under the trading symbol “ONB”. The closing price of our common stock on August 14, 2009 was $11.43 per share.

You should read this prospectus carefully before you invest and you should retain this prospectus for future reference. You should also carefully read and consider the risk factors set forth in this prospectus and those in our periodic reports and other information that we file with the Securities and Exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 17, 2009.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

The following is a cautionary note about forward-looking statements. This prospectus (including any information we include or incorporate into this prospectus and in an accompanying prospectus supplement) contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can include statements about estimated cost savings, plans and objectives for future operations, and expectations about performance as well as economic and market conditions and trends. These statements often can be identified by the use of words like “expect,” “may,” “could,” “intend,” “project,” “estimate,” “believe” or “anticipate.” We may include forward-looking statements in filings with the SEC, such as this prospectus, in other written materials, and in oral statements made by our senior management to analysts, investors, representatives of the media and others. It is intended that these forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the forward-looking statement is made or to reflect the occurrence of unanticipated events. By their nature, forward-looking statements are based on assumptions and are subject to risks, uncertainties and other factors. Actual results may differ materially from those contained in a forward-looking statement.

Risks and uncertainties that could affect our future performance include, among others: our ability to execute our business plan; economic, market, operational, liquidity, credit and interest rate risks associated with our business; economic conditions generally and in the financial services industry; increased competition in the financial services industry either nationally or regionally, resulting in, among other things, credit quality deterioration; volatility and direction of market interest rates; governmental legislation and regulation, including changes in accounting regulation or standards; a weakening of the economy that could materially impact credit quality trends and the ability to generate loans; changes in the securities markets; new litigation or changes to existing litigation; changes in fiscal, monetary and tax policies; our ability to execute our business plan; and our ability to achieve loan and deposit growth.

Additional information regarding important risk and other factors that could cause our future financial performance to differ materially from that described in our forward-looking statements is available in our annual report on Form 10-K for the year ended December 31, 2008, and subsequent reports we file with the SEC, which are incorporated by reference in this prospectus. See “Where You Can Find More Information” above for information on how to obtain a copy of our annual report and other reports. Investors should consider these risks, uncertainties and other factors when considering any forward-looking statement.

THE COMPANY

We are a financial holding company that provides financial services primarily in Indiana, eastern and southeastern Illinois, and central and western Kentucky. Through our bank subsidiary, Old National Bank, we provide a wide range of services, including commercial and consumer loan and depository services, investment and brokerage services, lease financing and other traditional banking services. We also own financial services companies that provide services to supplement our banking business, including fiduciary and wealth management services, insurance and other financial services.

We were incorporated in 1982 in the State of Indiana as the holding company of Old National Bank in Evansville, Indiana. Old National Bank has provided banking services since 1834. In 2001, we completed the consolidation of 21 bank charters, thus enabling consistent products offerings under a common name throughout our financial center locations.

Since our formation in 1982, we have acquired more than 40 financial institutions and financial services companies. Future acquisitions and divestitures will be driven by a disciplined financial process and will be consistent with our existing focus on community banking, client relationships and consistent quality earnings. Targeted geographic markets for acquisitions include mid-size markets within or near our existing locations with average to above average growth rates. As with previous acquisitions, the consideration paid by us in future acquisitions will be in the form of cash, debt or our common stock. The amount and structure of such consideration is based on reasonable growth and cost savings assumptions and a thorough analysis of the impact of the transaction on both long- and short-term financial results.

As a legal entity separate and distinct from our bank and financial services subsidiaries, our principal sources of revenues are dividends and fees from our bank and financial service company subsidiaries. Our subsidiaries that operate in the banking, trust and insurance business can pay dividends only if they are in compliance with the applicable regulatory requirements imposed on them by federal and state regulatory authorities. Our principal executive offices are located at 1 Main Street, Evansville, Indiana 47708, and our telephone number at that address is (812) 464-1291.

RISK FACTORS

Investing in our common stock involves risk. For a discussion of the risks related to an investment in our common stock, please see the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as the other information contained or incorporated by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results, and the value of our common stock.

Risks Relating to Participation in the Plan

You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision, but you may not be able to change or cancel your purchase authorization.

You will not be able to direct the specific time or price at which your shares are sold under the Plan.

Old National Bancorp, as Plan Administrator, administers the Plan. If you instruct the Plan Administrator to sell shares under the Plan, you will not be able to direct the time or price at which you shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale.

KEY FEATURES OF THE PLAN

The following summary of our Amended and Restated Stock Purchase and Dividend Reinvestment Plan may omit information that may be important to you and is contained in other sections of this prospectus. You should carefully read the entire text of the Plan contained in this prospectus, beginning on page 6, before you decide to participate in the Plan.

Anyone Can Participate

If you currently own shares of our common stock, you may participate in the Plan. If you do not own any shares of our common stock, you can participate in the Plan by making your initial investment in shares of our common stock through the Plan with a minimum initial cash investment of $500 and a maximum initial cash investment of $10,000 or by enrolling in the Plan’s automatic monthly investment feature. Please see Question 10 and Question 13 for information regarding when stock purchases will be made.

Automatic Dividend Reinvestment

If you are a stockholder of record, you can reinvest all or a portion of your cash dividends in additional shares of our common stock. The dividends of all Plan participants will be used to buy additional shares of common stock at the prevailing market price. Please see Question 4 for more detailed information.

Optional Cash Purchases

You can buy additional shares of common stock if you are a participant in the Plan. You can invest a minimum of $25 and a maximum of $10,000 per month and you can pay by check, money order, wire transfer, electronic debit, or enroll in the Plan’s automatic investment feature to make additional purchases. In certain instances we may, in our sole discretion, permit optional cash purchases that exceed the $10,000 maximum. Please see Questions 9, 10, 14 and 15 for more detailed information.

Source of Shares

The Plan Administrator will purchase shares of our common stock directly from us as newly issued shares of common stock, in the open market or a combination thereof. Please see Question 7 for more detailed information.

Purchase Price

The purchase price for shares of our common stock under the Plan depends on whether we issue new shares to you or the Plan Administrator obtains your shares by purchasing them in the open market:

•	For Dividend Reinvestments, Initial Investment Purchases, and Optional Cash Investments of $10,000 or Less:

•	the purchase price for shares of common stock purchased in the open market initially will be 100% of the average price per share of the shares purchased, including any trading fees.

•	the purchase price for shares of common stock that the Plan Administrator purchases directly from us initially will be 100% of the daily average of the high and low sales price of our common stock traded on the New York Stock Exchange for the five trading days immediately preceding the investment date.

•	For Initial Investment Purchases and Optional Cash Investments in Excess of $10,000 pursuant to a Request for Waiver:

•	the purchase price for shares purchased pursuant to a request for waiver may reflect a discount of 0% to 5% from the market price and will be based on the average of the daily high and low sales price of our common stock traded on the New York Stock Exchange during a pricing period of no less than one but no more than ten trading days commencing on a date mutually agreed upon by us and the investor. Shares purchased pursuant to a request for waiver are also subject to a threshold price provision. Please see Questions 13 and 14 for more detailed information.

We reserve the right to establish in the future a discount from the market price for optional cash purchases of $10,000 or less. We also reserve the right to offer a discount or change any discount offered on shares of common stock purchased with reinvested dividends.

The purchase price for any shares of common stock purchased in the open market will include your pro rata share of any trading fees. Please see Questions 7 and 21 for more detailed information.

Convenient Share Sales

You can sell common stock and pay fees lower than those typically charged by stockbrokers for small transactions. Please see Question 21 for more detailed information.

Full Investment

Full investment of your funds is possible because you will be credited with both whole shares and fractional shares. Dividends will be paid not only on whole shares but also proportionately on fractional shares.

Share Safekeeping

You can deposit your common stock certificates with the Plan Administrator for safekeeping at no cost to you. You can request withdrawal of any or all of your whole shares of common stock held in your Plan account. In the event you elect to terminate your participation in the Plan by withdrawing all of your shares, a certificate representing all of the whole shares held in your Plan account will be sent to you. You will be sent a check for any fractional shares held in your Plan account. A fee of $15 will be charged to you for the termination of your Plan account. You may request that the Plan Administrator safekeep your shares without participating in the Plan. Please see Questions 17, 18 and 19 for more detailed information.

Gifts and Other Share Transfers

You can make gifts to others of common stock. Please see Question 20 for more detailed information.

Transaction Reporting

As a Plan participant you will receive a notice after each reinvestment of dividends and optional cash purchase, if any, showing the details of each transaction and the share balance in your Plan account. Please see Question 25 for more detailed information.

Plan Administrator

We will administer the Plan, keep records, send periodic investment statements to participants and perform other duties relating to the administration of the Plan. We may, in our sole discretion, adopt rules and regulations and make determinations as we desire to facilitate administration of the Plan. We reserve the right, in our sole discretion, to appoint a new Plan Administrator.

TERMS AND CONDITIONS OF THE PLAN

The following constitutes our Amended and Restated Stock Purchase and Dividend Reinvestment Plan. All references in this prospectus to “common stock” refer to our common stock, no par value per share.

1.	What is the purpose of the Plan?

The primary purpose of the Plan is to give holders of our common stock and other interested investors a convenient and economical way to purchase shares of common stock by reinvesting all or a portion of their cash dividends in common stock and by making optional cash payments to the Plan. A secondary purpose of the Plan is to provide us with the ability to raise capital by selling newly issued shares of common stock under the Plan.

2.	Who is eligible to participate in the Plan?

Generally, stockholders may participate in the Plan whether they are a “record owner” or a “beneficial owner” of common stock. You are a record owner if you own shares of common stock that are registered in your name with our transfer agent. You are a beneficial owner if you own shares of common stock that are registered in a name other than your own. For example, you are a beneficial owner if you own shares held in the name of a broker, bank or other nominee. If you are a record owner, you may participate directly in the Plan. If you are a beneficial owner, you must either (a) become a record owner by having one or more shares transferred into your own name, or (b) coordinate your participation in the Plan through the broker, bank or other nominee in whose name your shares of common stock are held.

If you do not currently own any common stock, you can participate in the Plan by making an initial purchase of common stock through the Plan with a minimum initial investment of $500 or by enrolling in the Plan’s automatic investment feature. Please see Question 8 for details regarding an initial investment.

You may not participate in the Plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or reside. If you live outside the U.S. and you are a qualified U.S. person, you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan. We reserve the right to terminate participation of any stockholder if we deem it advisable under any foreign laws or regulations.

3.	How do I get started?

If you are eligible to participate in the Plan, you may join the Plan at any time. Once you have enrolled, you will remain enrolled until you withdraw from the Plan, we terminate the Plan or we terminate your participation in the Plan.

You may enroll by requesting an Enrollment Form from the Plan Administrator, completing the Enrollment Form along with the items required and mailing them to the Plan Administrator in the reply envelope. Alternatively, you may download an Enrollment Form from our website at http://www.oldnational.com/About-Us/Index.asp by first clicking on the Investor Relations link; second, by clicking on the Shareholder Services link; and, then, downloading, completing and mailing the Enrollment Form as described above. Your participation will begin after your authorization is received.

4.	How do I reinvest dividends?

If you are a stockholder of record and you choose to participate in the Plan, you may reinvest all or a portion of the cash dividends paid on shares of common stock that you own in additional shares of common stock. Stockholders of record who elect to reinvest dividends will receive a quarterly account statement and transaction notices and will have electronic access to their account.

Choosing Your Investment Options.  If you elect to reinvest your dividends, you must choose one of the following when completing the Dividend Reinvestment section of the Enrollment Form:

•	Full Dividend Reinvestment: This option directs the Plan Administrator to reinvest the cash dividends paid on all of the shares of common stock owned by you then or in the future in additional shares of common stock.

•	Partial Dividend Reinvestment: This option allows you to designate a specific number of shares of common stock for dividend reinvestment, with dividends on the balance of your shares to be paid in cash. This option is not available if you are making an initial cash investment.

If you do not indicate a participation option on your Enrollment Form, your Plan account will be enrolled in the full dividend reinvestment option.

Changing Your Investment Option.  You may change your investment option at any time by contacting the Plan Administrator. The Plan Administrator must receive any change regarding your participation in the Plan on or before the record date for a dividend payment in order for the change to be effective for that dividend payment. You may, of course, choose not to reinvest any of your dividends, in which case the Plan Administrator will remit any dividends to you by check.

5.	When are dividends reinvested?

If your dividends are reinvested, the Plan Administrator will invest dividends in additional shares of common stock purchased on the open market or directly from us or a combination thereof, as promptly as practicable, on or after the dividend payment date, but normally within one week of the dividend payment date. Additional shares purchased with dividends will be purchased at a price determined in accordance with Question 7 below. In the case of purchases on the open market, in the unlikely event that, due to unusual market conditions, the Plan Administrator is unable to invest the funds within 30 days, the Plan Administrator will remit the funds to you by check. Notwithstanding the foregoing or any previous determination to purchase share of our common stock in the open market, the Plan Administrator reserves the right to purchase shares of our common stock directly from us in lieu of open market purchases. No interest will be paid on funds held by the Plan Administrator pending investment.

6.	What is the source of shares to be purchased under the Plan?

All dividends reinvested through the Plan and all optional cash purchases will be used to purchase either newly issued shares directly from us, shares on the open market, or a combination thereof, at our discretion. Shares purchased directly from us will consist of authorized but unissued shares of our common stock. Except as otherwise described in Question 5, we may not change our determination that shares purchased through the Plan will be purchased either in the open market or from us, more than once every three months. We may change the source of the shares of common stock for the Plan without providing you notice that we are doing so.

7.	At what price will shares be purchased?

For Dividend Reinvestments, Initial Investment Purchases and Optional Cash Purchases of $10,000 or Less:

•	in the open market, the purchase price initially will be 100% of the average price per share of the shares purchased, including any trading fees.

•	directly from us, the purchase price initially will be 100% of the average of the daily high and low sales price of our common stock traded on the NYSE for the five trading days, that is, days on which the NYSE is open for trading, immediately preceding the purchase date. If there are no sales of common stock on one or more of the five trading days prior to the purchase date, the average will be based on the closing sale prices on those days within the five day trading period on which shares of the common stock do trade.

For Optional Cash Investments in Excess of $10,000 Pursuant to a Request for Waiver:

•	the purchase price for shares purchased pursuant to a request for waiver may reflect a discount of 0% to 5% from the market price (inclusive of any applicable trading fees or purchase fees that we elect to pay on your behalf) and will be based on the average of the daily high and low sales price of our common stock traded on the NYSE during a pricing period of no less than one but no more than ten trading days commencing on a date mutually agreed upon by us and the investor. Shares purchased pursuant to a request for waiver are also subject to a threshold price provision. Please see Questions 13 and 14 for more detailed information.

We reserve the right to establish in the future a discount from the market price for optional cash purchases of $10,000 or less. We also reserve the right to offer a discount or change any discount offered on shares of common stock purchased with reinvested dividends. Any discount offered may, in our sole discretion, be applied to dividend reinvestment only, optional cash investments only, or both.

In the event that we authorize the Plan Administrator to purchase shares of common stock in the open market, you will be required to pay your pro rata share of any trading fees incurred by the Plan Administrator.

8.	How do I make an initial cash investment?

If you do not own our common stock, you can make an initial cash investment for as little as $500 and a maximum of $10,000. In certain circumstances, however, we may, in our sole discretion, permit initial cash investments that exceed the $10,000 maximum. The initial investment may be made using the Enrollment Form and

•	making one payment (minimum of $500) by check or money order payable to Old National Bancorp, or

•	by enrolling in our automatic monthly investment feature.

9.	How do I make optional cash purchases?

If you already own common stock and are enrolled in the Plan and want to make additional cash purchases, you can send a check or money order to the Plan Administrator for each purchase or authorize an individual automatic deduction from your bank account or wire transfer payable through a U.S. bank or other financial institution to “Old National Bancorp”. If you choose to submit a check or money order, please make sure to include the contribution form on your Plan statement and mail it to the address specified on the statement. Alternatively, if you wish to make regular monthly purchases, you may authorize automatic monthly deductions from your bank account. This feature enables you to make ongoing investments in an amount that is comfortable for you without having to write a check. See Question 11 for more detailed information on the automatic monthly investment feature of the Plan.

Optional cash purchases are subject to a monthly minimum purchase requirement of $25 and a maximum purchase limit of $10,000. In certain instances, however, we may, in our sole discretion, permit optional cash purchases that exceed the $10,000 maximum. Please see Questions 13 and 14 for more detailed information on optional cash purchases in excess of $10,000.

10.	When must my initial cash investment or optional cash investment be received by the Plan Administrator?

Purchases will be made on the 5th and 20th day of each month or as promptly as practicable after the 5th and 20th days of the month if such days are not business days. As a result, your initial cash investment and optional cash investments must be received by the Plan Administrator at least two business days prior to a purchase date in order for your investment to be invested on such purchase date. Otherwise, your initial cash investment or optional cash investment will be held by us and invested as promptly as practicable after the 5th and 20th of each month. See Question 13 for more detailed information concerning when shares will be purchased.

Because interest is not paid on funds pending investment, it is to your benefit to mail your initial cash investment and optional cash investments so they are received shortly before the 5th or 20th day of each month. Funds are considered to be received when delivered, either by overnight delivery, courier delivery, postal service, electronic funds transfer, or in person, during company business hours to the Plan Administrator (see Question 35 for address).

We reserve the right to delay honoring investment requests for purchasing shares until we confirm receipt of good funds from you. We also reserve the right to delay issuing certificates until we confirm that such shares were purchased with good funds. However, in the event that a check submitted to us for investment is returned unpaid for any reason, the Plan Administrator will consider the request for investment of such funds null and void. Any shares purchased upon the prior credit of such funds will be immediately removed from your Plan account. The Plan Administrator will be entitled to sell those shares to satisfy any uncollected amounts and impose an appropriate fee. Please see “Plan Service Fees Schedule” attached hereto as Appendix A for a detailed description of the relevant charges and fees. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts and fees, the Plan Administrator will be entitled to sell additional shares of common stock from your Plan account or bill you to satisfy the uncollected balance.

11.	What is the automatic monthly investment (electronic debit) feature of the Plan, and how does it work?

You may make voluntary cash payments of not less than $25 per payment nor more than an aggregate total of $10,000 during a calendar month by means of a monthly automatic electronic funds transfer from a predesignated account with a United States financial institution. Any automatic monthly investment will be treated as an initial cash investment or an optional cash investment, as the case may be.

To initiate automatic monthly investments, you must complete, sign and return to us (Attention: Shareholder Services Department) an automatic monthly deduction form with a voided blank check (checking account) or deposit slip (savings account) for the account from which funds are to be drawn. Automatic monthly deduction forms may be obtained from us upon request. Forms will be processed and will become effective as promptly as practicable.

Once automatic monthly investment is initiated, funds will be drawn from your designated financial institution account on the 25th day of each month, or the preceding business day, and will be invested in common stock on the next purchase date.

You may change the amount of your automatic monthly investment or the designated account from which funds are drawn at any time by completing, signing and submitting to us (Attention: Shareholder Services Department) a new automatic monthly deduction form. To be effective with respect to the next purchase period, however, the new automatic monthly deduction form must be received by us at least twenty business days preceding the purchase period for which such change is to be effective. Otherwise, the change will not be effective until the following month. You may terminate your automatic monthly investment at any time by notifying us (Attention: Shareholder Services Department) in writing.

12.	If I am an employee of the Company and currently participate in the Plan through payroll deductions, will I be able to continue participating in the Plan in the future?

Our employees and employees of our subsidiaries who currently participate in the Plan through payroll deduction will be able to continue to participate in the Plan until our new Employee Stock Purchase Plan (ESPP) begins operation. Currently, we anticipate the ESPP to begin operations on October 1, 2009. Prior to the start date of the ESPP, you will be given the opportunity to enroll in the ESPP. Regardless of whether an employee enrolls in the ESPP, payroll deductions for employees participating in the Plan will stop on the last pay period preceding the start date of the ESPP.

Ceasing payroll deductions under any circumstances will not terminate an employee’s Plan account. Dividends will continue to be reinvested under the Plan and an employee may continue to make voluntary cash payments (other than through payroll deductions) as outlined in Questions 6 and 9. If an employee wants to terminate a Plan account, please see Question 27.

13.	When will shares be purchased?

The Plan Administrator will invest all initial and optional cash purchases by a stockholder of $10,000 or less in shares of common stock purchased on the open market or directly from us as promptly as practicable after the 5th and 20th day of each month. In the case of purchases on the open market, in the unlikely event that, due to unusual market conditions, the Plan Administrator is unable to invest the funds within 30 days, the Plan Administrator will return the funds to you by check. No interest will be paid on funds held by the Plan Administrator pending investment. Please see Question 15 for more detailed information on optional cash purchases in excess of $10,000.

14.	How do I make optional cash purchases over the maximum monthly amount?

Optional cash purchases in excess of $10,000 per month may only be made pursuant to a Request for Waiver accepted by us, at a price or method determined in our sole discretion, including the establishment of a minimum price, as more fully described in Question 14. If you wish to make an optional cash purchase in excess of $10,000 for any month, you must obtain our prior written approval. To obtain approval, you should request a “Request for Waiver” form by contacting the Plan Administrator at (800) 677-1749. Completed Request for Waiver forms should be sent to the Plan Administrator via facsimile at (812) 464-1421. We have sole discretion to grant any approval for optional cash purchases in excess of the allowable maximum amount. If we approve your request, the Plan Administrator will notify you via return facsimile. You must send the authorized amount to the Plan Administrator per written instructions in the Request for Waiver form.

In deciding whether to approve a Request for Waiver, we will consider relevant factors including, but not limited to:

•	whether the Plan is then acquiring newly issued shares directly from us or acquiring shares in the open market;

•	our need for additional funds;

•	the attractiveness of obtaining additional funds through the sale of common stock as compared to other sources of funds;

•	the purchase price likely to apply to any sale of common stock;

•	the stockholder submitting the request;

•	the extent and nature of the stockholder’s prior participation in the Plan;

•	the number of shares of common stock held of record by the stockholder; and

•	the aggregate number of optional cash purchases in excess of $10,000 for which Requests for Waiver have been submitted by all stockholders.

If Requests for Waiver are submitted for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro-rata or by any other method that we, in our sole discretion, determine to be appropriate. With regard to optional cash purchases made pursuant to a Request for Waiver, the Plan does not provide for a predetermined maximum limit on the amount that a stockholder may invest or on the number of shares that may be purchased.

15.	What additional provisions apply to optional cash purchases made pursuant to a Request for Waiver?

If we decide to accept a Request for Waiver, the price of shares issued will be determined by a pricing period of no less than one but no more than ten trading days commencing on a date mutually agreed upon by us and the investor (the “Pricing Period”). Optional cash payments made pursuant to a Request for Waiver will be applied to the purchase of shares of common stock as soon as practicable on or after the next business day following the last day of the Pricing Period (the “Investment Date”). The Plan Administrator will apply all optional cash purchases, for which good funds are received on or before the first business day before the Pricing Period, to the purchase of shares of common stock as soon as practicable on or after the next following Investment Date. For purposes of determining the price per share on the Investment Date, the price will be equal to the average of the high and low sales prices, computed up to 4 decimal places, if necessary, of our common stock as reported on the NYSE

The purchase price on any Investment Date may be reduced by a waiver discount, as determined in our sole discretion, but in no event will the purchase price be less than 95% of the average high and low sales prices of our common stock as reported on the NYSE on the Investment Date. This means that if the average of the daily high and low sales prices during the Pricing Period (for trading days in which the threshold price, as described in the next paragraph, is satisfied) is less than 95% of the average high and low sales prices on the Investment Date, the purchase price per share on the waiver Investment Date will be increased so that it is equal to 95% of the average high and low sales prices as reported on the NYSE on the waiver Investment Date.

Threshold Price.  We may establish a minimum purchase price (the “Threshold Price”) applicable to optional cash purchases made pursuant to a Request for Waiver for any Pricing Period. The Threshold Price will be applicable for each day on which our common stock is traded on the NYSE, each a “Trading Day.” We will determine whether to establish a Threshold Price, and if so, its amount, at least one business day prior to the first day of the applicable Pricing Period. We will notify the Plan Administrator of the Threshold Price, if any. We will make this determination at our discretion after a review of current market conditions, the level of participation in the Plan and current and projected capital needs.

If a Threshold Price is established for any Pricing Period, the average of the high and low sale prices (not adjusted for discounts, if any) of our common stock traded on the NYSE must equal or exceed the Threshold Price on each Trading Day of the relevant Pricing Period. In the event that the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then that Trading Day will be excluded from the Pricing Period and all trading prices for that day will be excluded from the determination of the purchase price. A day will also be excluded from the Pricing Period if no trades of our common stock are made on the NYSE for that day. Thus, for example, for a five (5) day Pricing Period, if the Threshold Price is not satisfied for one of the five Trading Days in the Pricing Period, then the purchase price will be based upon the remaining four Trading Days in which the Threshold Price was satisfied.

In addition, a portion of each optional cash purchase will be returned for each Trading Day of a Pricing Period in which the Threshold Price is not satisfied or for each day in which no trades of common stock are made on the NYSE. The amount returned will be equal to a pro-rata amount of the optional cash purchase amount (not just the amount exceeding $10,000) for each Trading Day that the Threshold Price is not satisfied or for each day in which no trades of common stock are made on the NYSE. Thus, for example, for a five (5) day Pricing Period, if the Threshold Price is not satisfied or no such sales are reported, for one of the five Trading Days in the Pricing Period, then the Plan Administrator will return one-fifth (or 20%) of the optional cash investment to you without interest.

The establishment of the Threshold Price and the possible return of a portion of the investment apply only to optional cash purchases made pursuant to a Request for Waiver. Setting a Threshold Price for a Pricing Period will not affect the setting of a Threshold Price for any subsequent Pricing Period. For any Pricing Period, we may waive our right to set a Threshold Price. Neither we nor the Plan Administrator shall be required to provide any written notice as to the Threshold Price for any Pricing Period. However, you may ascertain whether a Threshold Price has been set or waived for any given Pricing Period by contacting the Plan Administrator’s waiver department at (800) 677-1749.

Waiver Discount.  For each Pricing Period, we may establish a discount from the market price applicable to optional cash purchases made pursuant to a Request for Waiver. This discount (the “Waiver Discount”) may be between 0% and 5% of the purchase price and may vary each Pricing Period. The Waiver Discount will be established at our sole discretion. Neither we nor the Plan Administrator shall be required to provide any written notice of any Waiver Discount for any Pricing Period. However, you may ascertain whether we have established a Waiver Discount for any given Pricing Period by contacting the Plan Administrator at (800) 677-1749. Setting a Waiver Discount for a particular Pricing Period will not affect the setting of a Waiver Discount for any subsequent Pricing Period.

The Waiver Discount, if any, will apply only to optional cash purchases in excess of $10,000. The Waiver Discount will apply to the entire optional cash purchase and not just the portion of the optional cash purchase that exceeds $10,000. We reserve the right to establish in the future a discount from the market price for optional cash purchases of $10,000 or less.

We will only establish a Threshold Price or Waiver Discount for shares that are purchased directly from us. We reserve the right, in our sole discretion and without providing notice to you, to amend, administer and approve any terms regarding the Threshold Price, Waiver Discount or any other terms regarding optional cash purchases in excess of the $10,000 maximum amount as we deem necessary or appropriate.

16.	What if I have more than one account?

For purposes of the Plan, we may aggregate all dividend reinvestments and optional cash purchases for participants with more than one account using the same social security or taxpayer identification number. For participants unable to supply a social security or taxpayer identification number, we may limit their participation to only one Plan account.

For the purpose of the limitations discussed in Questions 13 and 14, we may aggregate all Plan accounts we believe to be under common control or management or to have common ultimate beneficial ownership. Unless we have determined reinvestment of dividends and optional cash purchases for each such account would be consistent with the purposes of the Plan, we have the right to aggregate all such accounts and to return, without interest, within 30 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

17.	Will I receive certificates for shares purchased?

No, you will not receive certificates for shares purchased. The Plan Administrator will maintain shares purchased under the Plan in your Plan account. Plan account shares are held in your name in “book-entry” form. This service protects against the loss, theft or destruction of certificates evidencing your shares of common stock. See Question 19 to learn how to obtain certificates for shares held in your Plan account.

18.	May I deposit stock certificates I currently hold into my Plan account?

If you own common stock in certificated form, you may deposit your certificates for those shares in your Plan account, free of charge. The Plan Administrator will credit the shares of common stock represented by the certificates to your account in “book-entry” form and will combine the shares with any whole and fractional shares then held in your Plan account. In addition to protecting against the loss, theft or destruction of your certificates, this service also is convenient if and when you sell shares of common stock through the Plan. See Question 22 to learn how to sell your shares of common stock under the Plan.

You may deposit certificates for shares of common stock into your account regardless of whether you have authorized reinvestment of dividends.

19.	Can I get certificates if I want them?

Yes, if you should ever want a stock certificate for all or any portion of the whole shares of common stock in your Plan account, the Plan Administrator will issue and deliver one to you, upon your request, promptly upon receipt of your instructions. If you request a certificate for shares held in your Plan account, such shares will be considered withdrawn from the Plan and a certificate representing whole shares will be prepared and delivered to you by the Plan Administrator. If your certificate request involves all of the shares in your account, your account will be terminated and you will be charged a termination fee of $15. The Plan Administrator will not issue certificates for fractional shares of common stock but will issue a check representing the value of any fractional shares based on the then current market price. Shares withdrawn from your Plan account will no longer be eligible for dividend reinvestment until such time as you redeposit those shares with the Plan Administrator.

20.	How can I transfer or give gifts of shares?

You may transfer or give gifts of common stock to anyone you choose (subject to the restrictions set forth in our certificate of incorporation) by contacting the Plan Administrator and requesting a Gift/Transfer Form. After the transfer or purchase is completed, upon your request, the Plan Administrator will send you a non-negotiable gift announcement, which you can present to the recipient. A notice indicating the deposit of common stock will be forwarded to the recipient.

21.	How do I sell shares?

You can sell any number of shares held in your Plan account by contacting the Plan Administrator in writing. All sales of Plan shares will be conducted once each week. In order to sell your shares, a sale request must be received before 1:00 p.m. Eastern Time on the day prior to the sale date. If you fail to make the 1:00 p.m. sale deadline, your share will be sold on the next succeeding sale date. You may ascertain the sale date by contacting the Plan Administrator at (800) 677-1749. The sale price will be the average price of all shares sold for Plan participants with respect to that sale date. You can also choose to sell your shares through a stockbroker of your choice, in which case you should request a certificate for your shares from the Plan Administrator for delivery to your stockbroker prior to settlement of such sale.

Cost of Selling Shares.  The Plan requires you to pay all costs associated with the sale of your shares under the Plan. A service fee for selling Plan shares (currently $0.15 per share), applicable trading fees (currently $0.0625 per share) and any required tax withholdings on the settlement date, which is generally three business days after your shares have been sold, will be deducted from your sale proceeds. Please see “Plan Service Fees Schedule” attached hereto as Appendix A for a detailed description of the relevant charges and fees.

Termination of Your Account Upon Sale of All Shares.  Please note that if your total holdings fall below one share, the Plan Administrator may, in its sole discretion, liquidate the fractional share, remit the proceeds to you, less any applicable fees, and close your Plan account.

Timing and Control.  Because the Plan Administrator will sell the shares on behalf of the Plan, neither we nor any participant in the Plan have the authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales. Therefore, you will not be able to precisely time your sales through the Plan, and will bear any market risk associated with fluctuation in the price of our stock. That is, if you send in a request to sell shares, it is possible that the market price of our stock could go down or up before the broker sells your shares and the per share sales price you receive will be the average price of all shares sold for Plan participants with respect to that sale date. In addition, you will not earn interest prior to or in connection with any sales transaction.

22.	What are the costs of participating in the Plan?

You do not pay any trading fees, service charges or other fees on shares of common stock purchased directly from us through the reinvestment of dividends. In the event that we authorize the Plan Administrator to purchase shares of common stock in the open market, you will be required to pay your pro rata share of any trading fees incurred by the Plan Administrator. You also will be responsible for any fees payable in connection with your sale of shares from the Plan. In the event you withdraw from participation in the Plan, you will be charged a termination fee of $15.00. Please see “Plan Service Fees Schedule” attached hereto as Appendix A for a detailed description of the relevant charges and fees.

23.	How can I vote my shares?

You will receive proxy material for all shares in your Plan account. You may vote your shares of common stock either by designating the vote of the shares by proxy or by voting the shares in person at the meeting of stockholders. The proxy will be voted in accordance with your direction. If you do not return the proxy card or if you return it unsigned, none of your shares will be voted.

24.	What happens if you have a rights offering, issue a stock dividend or declare a stock split?

In the event that we should make available to our shareholders rights to purchase additional shares of common stock or other securities, the Plan Administrator will sell or direct the sale of the rights accruing to shares held in your Plan accounts and apply the net proceeds of such sales to the purchase of additional shares of common stock. Any dividends in the form of shares of common stock and any shares resulting from a common stock split on shares held in your Plan account will be credited to your Plan account.

25.	How will I keep track of my investments?

The Plan Administrator will send you a transaction notice confirming the details of each transaction you make. Shareholders who have elected to have their dividends reinvested will receive a quarterly Plan account statement in addition to the transaction notices. In addition, in the event we declare and pay a stock dividend, you will receive an account statement confirming details of the stock dividend. You may request a duplicate of any statement by contacting the Plan Administrator. You will be charged a fee of $10 for the issuance of a duplicate statement.

26.	What are some of the federal income tax consequences of my participation in the Plan?

The following is a summary of material federal income tax consequences of participation in the Plan. This summary is for general information only and does not constitute tax advice. This summary does not reflect every possible tax outcome or consequence that could result from participation in the Plan. Also, this summary does not discuss your tax consequences if you are not a United States citizen or a resident alien. We advise you to consult your own tax advisors to determine the tax consequences particular to your situation, including any applicable state, local or foreign income and other tax consequences that may result from your participation in the Plan and your subsequent sale of shares acquired pursuant to the Plan. Any state tax consequences will vary from state to state, and any tax consequences to you if you reside outside the United States will vary from jurisdiction to jurisdiction.

In general, dividends paid on common stock, whether the shares are held in certificated form by you or held by us in book-entry form through the Plan, are considered taxable income, whether paid in cash or reinvested through the Plan. By reinvesting dividends you will be liable for the payment of income tax on the dividends despite not receiving immediate cash dividends to satisfy the tax liability.

The tax basis of shares acquired through the reinvestment of dividends in the Plan will be equal to the amount of the dividend income recognized by you for federal income tax purposes. The tax basis of shares purchased through initial cash investments and optional cash purchases will be equal to the amount of such investments.

Upon the sale of either all or a portion of your shares from the Plan, you will generally recognize a capital gain or loss based on the difference between the sale proceeds and the tax basis in the shares sold, including any fractional shares, provided your shares are held as a capital asset at the time of sale. The capital gain or loss will be long-term if the shares were held more than one year.

For participants subject to U.S. withholding tax, backup withholding or foreign taxes, we will withhold the required taxes from the gross dividends or proceeds from the sale of shares. The dividends or proceeds received by you, or dividends reinvested on your behalf, will be net of the required taxes.

The information return sent to you and the IRS at year-end will provide the information with respect to the Plan required to complete your income tax returns.

27.	How would I terminate my participation?

You may discontinue the reinvestment of your dividends at any time by giving notice to the Plan Administrator. To be effective for any given dividend payment, the Plan Administrator must receive notice before the record date for such dividend payment. Upon termination of your Plan account, you will receive a certificate for the whole shares held for you under the Plan and a check for any fractional shares held in your account at the time of termination based on the current market value less any applicable sale fees. After the Plan Administrator terminates your account, future dividends will be sent directly to you by check. You will be charged a termination fee of $15 on termination of your Plan account. Alternatively, if you so direct, the Plan Administrator will sell all whole and fractional shares in your Plan account and send you a check for the proceeds less any applicable fees.

Rejoining the Plan After Withdrawal.  After you withdraw from the Plan, you may rejoin the Plan at any time by filing a new Enrollment Form with the Plan Administrator, and otherwise complying with the terms of the Plan. However, the Plan Administrator has the right to reject the Enrollment Form if you repeatedly join and withdraw from the Plan, or for any other reason. The Plan Administrator’s exercise of this right is intended to minimize unnecessary administrative expenses and to encourage use of the Plan as a long-term shareholder investment service.

28.	Are there any risks associated with the Plan?

Your investment in shares of common stock purchased under the Plan is no different from any investment in shares of common stock that you hold directly. Neither we nor the Plan Administrator can assure you a profit or protect you against a loss on shares that you purchase. You bear the risk of loss and enjoy the benefits of any gain from market price changes with respect to shares purchased under the Plan. In addition, please see a discussion of the risks associated with an investment in our common stock and participation in the Plan under the heading “Risk Factors” above.

29.	Can the Plan be amended, modified, suspended or terminated?

We reserve the right to amend, modify, suspend, or terminate the Plan at any time. You will receive written notice of any material amendment, modification, suspension, or termination. We and the Plan Administrator also reserve the right to change any administrative procedures of the Plan.

30.	What are the responsibilities of Old National and the Plan Administrator?

Neither we, nor the Plan Administrator, will be liable for any act done in good faith or for any good faith failure to act, including, without limitation, any claim of liability (1) arising from the failure to terminate your account upon your death or a judgment of incompetence prior to the Plan Administrator’s receipt of notice in writing of the death or incompetence, (2) relating to the prices and times at which the Plan Administrator buys or sells shares for your account, or (3) relating to any fluctuation in the market value of the common stock.

The payment of dividends is at the discretion of our Board of Directors and will depend upon future earnings, our financial condition and other factors. The Board of Directors may change the amount and timing of dividends at any time without notice.

31.	Can I transfer my right to participate in the Plan to another person?

No, you may not transfer your right to participate in the Plan to another person.

32.	What happens if we terminate the Plan?

If we terminate the Plan, you will receive a certificate for all whole shares of common stock held in your Plan account and a check representing the value of any fractional shares based on the then current market price. We also will return to you any uninvested dividends or optional cash payments held in your account.

33.	How will you interpret and regulate the Plan?

We may interpret, regulate and take any action in connection with the Plan that we deem reasonably necessary in our sole discretion to carry out the Plan. As a participant in the Plan, you will be bound by any actions taken by us or the Plan Administrator.

34.	What law governs the Plan?

The laws of the State of Indiana will govern the terms, conditions and operation of the Plan.

35.	Where will notices be sent?

The Plan Administrator will address all notices to you at your last known address. You should notify the Plan Administrator promptly, in writing, of any change of address.

36.	What if I have questions about the Plan?

Enrollment, purchase or sale of share requests and other requests for transactions or services offered by the Plan should be directed to the Plan Administrator through use of any of the following:

Telephone

Telephone customer service is available toll-free within the United States and Canada: (800) 677-1749. All requests to sell or purchase shares must be made in writing to the Plan Administrator.

In Writing

You may also write to the Plan Administrator at the following address:

Old National Bancorp
Shareholder Services
1 Main Street — Fifth Floor
Evansville, Indiana 47708

Be sure to include your name, address, daytime phone number, social security or tax I.D. number and a reference to the Stock Purchase and Dividend Reinvestment Plan on all correspondence.

WHERE YOU CAN FIND MORE INFORMATION

Please carefully read the information in this prospectus and any accompanying prospectus supplements, which we refer to collectively as the “prospectus.” You should rely only on the information incorporated by reference or presented in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

You should not assume that the information contained in this prospectus or information incorporated by reference herein is current as of any date other than the date of such information. Our business, financial condition, results of operations and prospects may have changed since that date. A prospectus supplement may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. It is important for you to consider the information contained in this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” before you decide whether to invest in our common stock.

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov. In addition, since our common stock is listed on the New York Stock Exchange (NYSE), you can read our SEC filings at the offices of the NYSE, 20 Broad Street, New York, NY 10005.

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the following documents (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”):

•	Our annual report on Form 10-K for the year ended December 31, 2008;

•	Our quarterly reports on Form 10-Q for the periods ended March 31, 2009 and June 30, 2009;

•	Our current reports on Form 8-K filed on February 5, 2009, February 13, 2009, March 20, 2009, March 31, 2009, April 20, 2009, April 27, 2009 relating to Item 8.01, May 11, 2009, and July 23, 2009.

•	The description of our common stock contained in the registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on February 7, 2002, including any amendment or report filed with the SEC for the purpose of updating such description; and

•	The description of our Preferred Stock Purchase Rights contained in the registration statements on Form 8-A, filed pursuant to Section 12 of the Exchange Act on March 1, 1990 and March 1, 2000, respectively, including the Rights Agreement, dated March 1, 1990, as amended on February 29, 2000, between us and Old National Bank, as Trustee.

We also incorporate by reference any reports we file in the future under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any portions of any such documents that are “furnished” but not “filed” for purposes of the Exchange Act), including reports filed after the date of the initial filing of the registration statement and before the effectiveness of the registration statement, until we sell all of the securities offered by this prospectus or terminate this offering.

You may request a copy of any of the documents referred to above, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by contacting Old National in writing or by telephone at: Old National Bancorp, Attn: Corporate Secretary, P.O. Box 718, Evansville, Indiana 47705, Tel: (812) 464-1294. You may also obtain copies of our periodic reports and other filings with the SEC by clicking on the Investor Relations link at our website at http://www.oldnational.com/About-Us/Index.asp. Except for those SEC filings incorporated by reference in this prospectus, none of the other information on our website is a part of this prospectus.

USE OF PROCEEDS

We will receive proceeds from the sale of common stock the Plan Administrator purchases directly from us. We intend to use the proceeds of any such sales for general corporate purposes, including additions to working capital and repayment of existing indebtedness. We will not receive proceeds from the sale of common stock the Plan Administrator purchases in the open market.

PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases common stock in the open market, we will sell directly to you, through the Plan Administrator, the shares of common stock acquired under the Plan. The shares of common stock, including shares acquired pursuant to a request for waiver, may be resold in market transactions on any national securities exchange on which shares of common stock trade or in privately negotiated transactions. The common stock currently is listed on the NYSE under the trading symbol “ONB”.

Pursuant to the Plan, we may be requested to approve optional cash investments in excess of the allowable maximum amounts pursuant to Requests for Waiver on behalf of participants that may be engaged in the securities business. Persons who acquire shares of common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934 and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant under the Plan, nor will we enter into any agreement with any such person regarding such person’s purchase of such shares or any resale of distribution thereof. Under some circumstances, we may, however, approve requests for optional cash investments by such person in excess of the allowable maximum limitations. If such requests are submitted for any investment date for an aggregate amount in excess of the amount we are willing to accept, we may honor such requests in order of receipt, pro rata, or by any other method which we determine to be appropriate.

Subject to the availability of shares of common stock registered for issuance under the Plan, there is no total maximum number of shares of common stock that can be issued pursuant to the reinvestment of dividends and optional cash investments. In connection with any reinvestment of dividends or optional cash investments in which the Plan Administrator purchases shares of common stock in the open market, you will pay your pro rata share of any trading fees. You also will have to pay any fees payable in connection with your voluntary sale of shares from your Plan account and/or withdrawal of shares from the Plan.

LEGAL MATTERS

Krieg DeVault LLP will issue an opinion regarding certain legal matters in connection with this offering, including the validity of the shares of common stock being offered pursuant to the Plan, and will pass upon certain federal income tax matters.

EXPERTS

The consolidated financial statements of Old National Bancorp and its subsidiaries at December 31, 2007 and December 31, 2008 and for each of the three fiscal years in the period ended December 31, 2008 and the effectiveness of Old National Bancorp’s internal control over financial reporting as of December 31, 2008 have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in their report appearing in Old National Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and incorporated in this prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Appendix A

PLAN SERVICE FEES SCHEDULE

	Service Charge	Trading Fee

Purchases through optional cash payments	No charge	Currently, $0.0625 per share*
Automatic account deduction for cash payments	No charge	Currently, $0.0625 per share*
Sale of shares**	$0.15 per share	Currently, $0.0625 per share*
Reinvestment of dividends	No charge	Currently, $0.0625 per share*
Safekeeping of shares	No charge	Not applicable
Certificate issuance	No charge	Not applicable
Plan Account Termination Fee	$15.00	Not applicable
Transfer of shares	No charge	Not applicable
Insufficient funds***	$35.00 per item	Not applicable
Duplicate statement — per request	$10.00	Not applicable

*	Participants will be charged their proportionate share of trading fees on each purchase transaction for purchases made in the open market. They are no trading fees associated with purchases of newly issued shares directly from Old National.

**	The Plan Administrator will deduct the service and trading fees from the proceeds of a sale.

***	Includes both returned checks and rejected electronic bank withdrawals.

A-1

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus. If given or made, such information must not be relied upon as having been authorized by Old National Bancorp. This prospectus does not constitute an offer to sell, or solicitation of an offer to buy, the securities in any jurisdiction where or to any person to whom it is unlawful to make any such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been a change in the facts set forth in this prospectus or in the affairs of Old National Bancorp since the date hereof.

OLD NATIONAL BANCORP

AMENDED AND RESTATED

STOCK PURCHASE

AND

DIVIDEND

REINVESTMENT PLAN

PROSPECTUS

August 17, 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

SEC Registration Fee	$2,138.10	(1)
Printing Costs for Registration Statement, prospectus and related documents	$3,500
Legal Fees and Expenses	$20,000
Accounting Fees and Expenses	2,500
Miscellaneous Expenses	5,000

Total (2)	$33,138.10

(1)	Pursuant to Rule 457(p) under the Securities Act of 1933, the registration fee of $9,734.36 previously paid with respect to unsold securities registered pursuant to Registration Statements on Form S-3 (Nos. 333-120545 and 333-20083) filed by Old National Bancorp on November 16, 2004 and January 20, 1997, respectively, is being carried forward for application in connection with offerings under this Registration Statement. No additional registration fee has been paid with respect to this Registration Statement.

(2)	All expenses are estimated, other than the SEC registration fee.

Item 15.	Indemnification of Directors and Officers.

Chapter 23-1-37 of the Indiana Business Corporation Law (the “IBCL”) gives corporations the power to indemnify officers and directors under certain circumstances.

The Registrant’s Amended and Restated Articles of Incorporation provide that the Registrant will indemnify, under certain circumstances, any person which is or was a director, officer or employee of the Registrant or of any other corporation for which he or she is or was serving in any capacity at the request of the Registrant against all liability and expense that may be incurred by him or her in connection with any claim, action, suit or proceeding against him or her.

Additionally, under the IBCL, a director of the Registrant will not be liable to stockholders for any action taken as a director, or any failure to take any action, unless (1) the director has breached or failed to perform his or her duties as a director in good faith with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation, and (2) such breach or failure to perform constitutes willful misconduct or recklessness.

The Registrant also has policies insuring its officers and directors against certain liabilities for action taken in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

See “Item 17. Undertakings” for a description of the SEC’s position regarding the indemnification of directors and officers for liabilities arising under the Securities Act.

Item 16.	Exhibits.

The following exhibits are being filed as a part of this registration statement.

Exhibit
Number	Description

4.1	Amended and Restated Articles of Incorporation of Old National Bancorp (incorporated by reference to Exhibit 3(i) of Old National’s Annual Report on Form 10-K for the year ended December 31, 2008)
4.2	Amended and Restated By-Laws of Old National Bancorp (incorporated by reference to Exhibit 3.1 of Old National Bancorp’s Current Report on Form 8-K filed with the Commission on July 23, 2009)
5.1	Opinion of Krieg DeVault LLP regarding the legality of the securities
8.1	Opinion of Krieg DeVault LLP regarding certain tax matters
23.1	Consent of Crowe Horwath LLP
23.2	Consent of Krieg DeVault LLP (included in Exhibit 5.1)
23.3	Consent of Krieg DeVault LLP (included in Exhibit 8.1)
24.1	Power of Attorney of Directors of Old National Bancorp
99.1	Letter to Shareholders of Old National Bancorp

Item 17.	Undertakings.

a. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

d. The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

(2) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

(3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on August 17, 2009.

OLD NATIONAL BANCORP
(Registrant)

By:	/s/ Robert G. Jones
Robert G. Jones
President, Chief Executive Officer,
and a Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Christopher A. Wolking Christopher A. Wolking Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	Date: August 17, 2009

/s/ Joan M. Kissel Joan M. Kissel Senior Vice President and Corporate Controller (Principal Accounting Officer)	Date: August 17, 2009

Directors:	Joseph D. Barnette, Jr., Alan W. Braun, Larry E. Dunigan, Niel C. Ellerbrook, Andrew E. Goebel, Phelps L. Lambert, Arthur H. McElwee, Jr., Marjorie Z. Soyugenc, Kelly N. Stanley, Linda E. White

By:	/s/ Jeffrey L. Knight Jeffrey L. Knight As Attorney-in-Fact*	Date: August 17, 2009

*	Pursuant to authority granted by a power of attorney, a copy of which is filed herewith as Exhibit 24.1.

EXHIBIT INDEX

Number	Description

4.1	Amended and Restated Articles of Incorporation of Old National Bancorp (incorporated by reference to Exhibit 3(i) of Old National’s Annual Report on Form 10-K for the year ended December 31, 2008)
4.2	Amended and Restated By-Laws of Old National Bancorp (incorporated by reference to Exhibit 3.1 of Old National Bancorp’s Current Report on Form 8-K filed with the Commission on July 23, 2009)
5.1	Opinion of Krieg DeVault LLP regarding the legality of the securities
8.1	Opinion of Krieg DeVault LLP regarding certain tax matters
23.1	Consent of Crowe Horwath LLP
23.2	Consent of Krieg DeVault LLP (included in Exhibit 5.1)
23.3	Consent of Krieg DeVault LLP (included in Exhibit 8.1)
24.1	Power of Attorney of Directors of Old National Bancorp
99.1	Letter to Shareholders of Old National Bancorp